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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



                                           Commission File Number 1-12145

                           SNYDER COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)

  Two Democracy Center - 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland
                    20817. Telephone number: (301) 468-1010
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 SNC Common Stock, par value of $0.001 per share
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            (Title of each class of securities covered by this Form)

             Circle.com Common Stock, par value of $0.001 per share
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15-d-6             [ ]
                                           Rule 12h-3(b)(3)        [ ]

         Approximate number of holders of record of the Common Stock as of the certification or notice date: One (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Snyder Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 26, 2000         By: /s/ David B. Pauken
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                                  Name:  David B. Pauken
                                  Title: Secretary and Chief Accounting Officer



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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